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                                                                     Exhibit 4.2
                               AMENDMENT NO. 2
                         TO THE BOWATER INCORPORATED
                       SALARIED EMPLOYEES' SAVINGS PLAN


     The Bowater Incorporated Salaried Employees' Savings Plan, as Amended and Restated Effective May 1, 1989 (the "Plan") is hereby amended, effective January 1, 1996, as follows:

1. The last two sentences of the second paragraph of Section 7.04 of the Plan shall be deleted in their entirety.

2.   A new Article 18 shall be added to the Plan to read as follows:

     ARTICLE 18:    CHANGE IN CONTROL PROVISIONS

     18.01 In the event of a Change in Control, as hereinafter defined, the provisions of this Article 18 shall supersede any conflicting provisions in the Plan.

     18.02 Anything in this Plan to the contrary notwithstanding, upon and following a Change in Control the Company Contribution Account (both ESOP and non-ESOP) of Participants in the Plan who are Employees of the Employer as of the date of Change in Control shall be 100% vested.

     18.03   The following definitions apply for purposes of this Article 18:

             (a) "Acquiring Person" shall mean any Person who is or becomes a "beneficial owner" (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding voting securities, unless such Person has filed Schedule 13G and all required amendments thereto with respect to its holdings and continues to hold such securities for investment in a manner qualifying such Person to utilize Schedule 13G for reporting of ownership.

             (b) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

             (c) "Change in Control" of the Company shall be deemed to have occurred if:




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                 (i)   any Person is or becomes an Acquiring Person;

                 (ii) less than two-thirds (2/3) of the total membership of the Board shall be Continuing Directors; or

                 (iii) the shareholders of the Company shall approve a merger or consolidation of the Company or a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

            (d) "Continuing Directors" shall mean any member of the Board who was a member of the Board prior to the date hereof, and any successor of a Continuing Director while such successor is a member of the Board who is not an Acquiring Person or an Affiliate or Associate of an Acquiring Person or of any such Affiliate or Associate and is recommended or elected to succeed the Continuing Director by a majority of the Continuing Directors.

            (e) "Person" shall mean any individual, corporation, partnership, group, association or other "person" as such term is used in
                 Section 13(d) and 14(d) of the Exchange Act.

     18.04 Notwithstanding Section 4.02, in the event of a Change in Control, allocations of Company Stock required to be allocated to Participants' Accounts by reason the release of such Shares from the Unallocated Company Stock Account upon payment of principal and/or interest on an Acquisition Loan pursuant to Section 4.02 shall be made only to the Accounts of Participants who were participating in the Plan prior to the date of the Change in Control, and shall not be made in individuals who begin participation in the Plan after the date of the Change in Control.

     18.05 This Article 18 of the Plan shall not be amended upon or following a Change in Control in any manner that might have the effect of reducing the Vested Value of Participants' Accounts under the Plan. Nothing in this Section 18.04 shall be construed to prohibit, prior to a Change in Control, any amendment to the Plan, including this
            Article 18, or any termination of the Plan pursuant to its terms.


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     IN WITNESS WHEREOF, Bowater Incorporated has caused this amendment to be
executed by its duly authorized officer on the 26 day of April   , 1996.
                                                              ---
                                        BOWATER INCORPORATED



                                        By:                 /s/
                                           ------------------------------------
                                              Richard F. Frisch
                                              Vice President - Human Resources











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